Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

     THIS INDEPENDENT CONTRACTOR AGREEMENT is made effective this 1st day of March, 2007 (this "Agreement"), between Global Green Solutions Inc. a Nevada Corporation (the "Client") having its registered office at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada, BC, V7Y 1G5 and Michael Gilbert, (the Independent Contractor) at resident at 105 Longview Avenue, White Plains, NY10605, USA.

RECITALS

     A.      The Client is engaged in the business of developing and implementing technology internationally for renewable energy and greenhouse gas emissions reduction.

     B.      The Client requires the services of a vice president, strategy and business development;

     C.      The Independent Contractor represents he has the skills and expertise to serve the Client; and the Independent Contractor and has agreed to provide the vice president, strategy and business development services to serve the Client as hereinafter provided.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

     1. Services.    The Independent Contractor agrees to provide the services of vice president, strategy and business development of the Client and to provide office services for the Client at an address selected by the Independent Contractor with the consent of the Client. The independent Contractor will operate under general guidelines provided by the CEO and the Board of Directors of the Client, with responsibilities generally as described in attachment A The Independent Contractor will comply with all rules, policies and procedures of the Client as modified from time to time. The Independent Contractor will perform all of the Independent Contractor's responsibilities in compliance with all applicable laws and will endeavor to ensure that the operations are in compliance with all applicable laws. During the Independent Contractor's tenure with the Client, the Independent Contractor will not engage in any other business activity without the reasonable approval of the President and the Board of Directors of the Client.

     2. Term of Engagement.    The term of engagement of the Independent Contractor will be for the three year period commencing March 1, 2007 and ending the 31th day of February, 2010 ("the Term"), unless sooner terminated in accordance with the terms and conditions of this Agreement. If the term continues after the end of the Term, such term will continue on the terms and conditions set forth in this Agreement.

     3. Compensation and Stock Options. For the duration of the Independent Contractor's tenure's hereunder, the Independent Contractor will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

     3.1      Base Rate. The Client will pay the Independent Contractor base compensation ("Base Compensation") at an annual rate of US$130,000.00 payable in 12 monthly installments at the end of each calendar month and within five (5) days after receipt of an invoice from the Independent Contractor. The Client will pay the Independent Contractor 50% of the Self Employment Tax (currently 15.3%) providing for 7.65% to be added to the monthly invoice. The Independent Contractor's base compensation will be reviewed annually by the Board of Directors of the Client during the term of the Independent Contractor's tenure and may be adjusted in the sole discretion of the Client effective March 1 of each year commencing March 1, 2008, but will not be reduced by the Client unless a material adverse change in the financial condition or operations of the Client has occurred and as agreed with the Independent Contractor.

     3.2      Office and Other Services, In addition to the Base Compensation, the Client will pay the Independent Contractor for the home office and other service overheads related to the Clients business at an annual rate of $8,000 payable in 12 monthly installments at the end of each calendar month and within five (5) days after receipt of an invoice from the Independent Contractor. The monthly service charges should be inclusive of all costs and expenses related to home office, sundries, office phone, fax and Internet but shall exclude mobile communications, international business calls, and the cost of acquiring and maintaining any reasonable computer hardware and software used in connection with Client's business, which shall be separately charged to, and reimbursed by, the Client. At the sole discretion of the Client effective March 1 of each year commencing March 1, 2008, the office and other service fees may be adjusted but will not be reduced by the Client.

     3.3      Incentive Bonus. The Independent Contractor will participate in the Client's incentive bonus plan (the "Bonus Plan") and will receive annually within 6 months after completion of each fiscal year stock options based on, on-plan and over-plan annual revenue and net profit performance metrics of the Client as set by the Board of Directors of the Client and determined by the Client's auditors annually in its financial statements prepared under US GAP. The Independent Contractor may also participate in other bonus or incentive plans adopted by the Client that are applicable to the Independent Contractor's position, as bonus and incentive plans may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

     3.4      Equity Subscription Option. In addition to other forms of compensation provided for herein, the Independent Contractor shall have a subscription option (the "Subscription Option") to purchase in the aggregate 100,000 common shares of the Client at the price of $0.00001 per share which Subscription Option shall vest after satisfactory completion of a continuous twelve (12) month period from the effective date. Any shares issued by the Client pursuant to the exercise of the Subscription Option shall be issued subject to securities resale restrictions prescribed under Rule 144, promulgated under the 1933 Securities Act of the United States of America.

     3.5      Change of Control Provision. Upon a Change of Control or a Hostile Takeover during the term of this Agreement, Independent Contractor shall immediately become 100% vested with respect to any options to purchase the Company's capital stock then held and/or any restrictions with respect to restricted shares of the Company's capital stock held by the independent contractor shall immediately lapse.

   4. Other Benefits.

     4.1      Vacations and Holidays. For the duration of the Independent Contractor's tenure hereunder, the Independent Contractor will be provided with paid 10 days annual summer vacation, Jewish holidays which are designated non-working and US national holidays as designated by the Client. The Independent Contractor shall try to be flexible in support of the Clients business needs and travel, whilst the Client shall respect the Independent Contractors request to honor mandatory non-working Jewish holidays.

     4.2      Business Expenses. The Client will reimburse the Independent Contractor in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure except as covered by item 3.2 office and other services.

     4.3      Medical and Disability Insurance Expenses. The Client will reimburse the Independent Contractor reasonable commercial cost of the Independent Contractor's obtaining and/or maintaining COBRA coverage, or any alternate policy, providing [family] medical, dental and Independent Contractor long term disability insurance upon submission by Independent Contractor of invoices for payment of premiums therefore. The Client reserves the right to provide or nominate or approve the policy before commitment is made by the Independent Contractor.

   5. Termination or Discharge by the Client.

     5.1      For Cause. The Client will have the right to immediately terminate the Independent Contractor's services and this Agreement for cause. "Cause" means: any material breach of this Agreement by the Independent Contractor, including, without limitation, breach of the Independent Contractor's covenants in Sections 7, 8, 9 and 10; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to the Independent Contractor by the Client; conviction of a felony or failure to contest prosecution for a felony; violation of any statute, rule or regulation, any of which in the judgment of the Client is harmful to the business or to the Client's reputation; unethical practices; dishonesty; disloyalty; or any reason that would constitute cause under the laws of Nevada or the European Union. Upon termination of the

Independent Contractor's services hereunder for cause or upon the death or disability of the Independent Contractor, neither the Independent Contractor nor the Independent Contractor will have any rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which the Independent Contractor's death or disability occurred. For purposes of this Agreement, "disability" means the incapacity or inability of the Independent Contractor whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of the Client and confirmed in writing by such doctor, to perform the essential functions of Independent Contractor's position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Client will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days. Upon termination by the independent Contractor, the Independent Contractor will have no rights to any unvested benefits or any other compensation or payments from the date of notice. All compensation, payments and unvested benefits will cease after the sixty (60) day notice period.

     5.2      Without Cause. The Client may terminate the Independent Contractor's tenure under this Agreement without cause on 3 months notice; provided, however, that the Client will continue to pay, as severance pay, the Independent Contractor's Base Rate and Office and Other Services at the rate in effect on the termination date through the expiration of the notice period and including any unpaid expenses claims.

   6. Termination by the Independent Contractor. The Independent Contractor may terminate the Independent Contractor's tenure and the services of the Independent Contractor under this Agreement for any reason provided that the Independent Contractor gives the Client at least thirty (60) days notice in writing. The Client may, at its option, relieve the Independent Contractor of all duties and authority after notice of termination has been provided. Upon termination by the independent Contractor, the Independent Contractor will have no rights to any unvested benefits or any other compensation or payments from the date of notice. All compensation, payments and unvested benefits will cease after the sixty (60) day notice period.

   7. Covenant Not To Compete. During the Independent Contractor's tenure hereunder and for a period of one year expiring after the termination of the Independent Contractors tenure or the Independent Contractor's active involvement with the Client, the Independent Contractor and the Independent Contractor covenant and agree with the Client that neither will:

     7.1.      Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that directly competes with the Client's business.

     7.2.      Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of the Client or any of its affiliates to alter or discontinue a relationship with the Client or to do any act that is inconsistent with the interests of the Client or any of its affiliates;

     7.3       Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers of the Client or any of its affiliates; or

     7.4.      Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of the Client or any of its affiliates to alter or discontinue its relationship with the Client or any of its affiliates.

     The Client and the Independent Contractor agree that: this provision does not impose an undue hardship on the Independent Contractor and is not injurious to the public; that this provision is necessary to protect the business of the Client and its affiliates; the nature of the Independent Contractor's responsibilities with the Client under this Agreement require the Independent Contractor and the Independent Contractor to have access to confidential information which is valuable and confidential to all of the business; the scope of this Section 7 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 7, including consideration herein. Unless the Independent Contractor is terminated for cause or the Independent Contractor terminates the relationship, the Client will pay the Independent Contractor his base rate for the duration of the notice period.

     8.   Confidential Information. The Independent Contractor recognizes that the Client's business and continued success depend upon the use and protection of confidential and proprietary business information to which the Independent Contractor has access (all such information being -Confidential Information"). For purposes of this Agreement, the phrase "Confidential Information" includes for the Client and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; or (b) is furnished to the Independent Contractor by a third party not under an obligation of confidentiality to the Client. The Independent Contractor agrees that during the Independent Contractor's tenure and after termination of the tenure irrespective of cause, the Independent Contractor and the Independent Contractor will use Confidential Information only for the benefit of the Client and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by the Client. The Independent Contractor's obligation under this Agreement is in addition to any obligations the Independent Contractor has under applicable law. The Independent Contractor agrees to deliver to the Client immediately upon termination of Independent Contractor's tenure with the Client, or at any time the Client so requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to the Independent Contractor and any other documents or items of a confidential belonging to the Client), together with all copies of such material in the Independent Contractor's possession or control. The Independent Contractor agrees that in the course of their contractual relationship with the Client, the Independent Contractor will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. The Independent Contractor's obligations under this Section 8 are indefinite in term and shall survive the termination of this Agreement.

   9. Work Product and Copyrights. The Independent Contractor agrees that all right, title and interest in and to the materials resulting from the performance of the Independent Contractor's duties with the Client and all copies thereof, including works in progress, in whatever media, (the -Work"), will be and remain the Client's upon their creation. The Independent Contractor and the Independent Contractor will mark all Work with the Client's copyright or other proprietary notice as directed by the Client. The Independent Contractor further agrees:

     9.1      To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States, Canada or the European Community (the "Copyright Law"), that all such Work will be considered a -work made for hire" as such term is used and defined in the Copyright Law and that the Client will be considered the "author" of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

     9.2      If any portion of the Work does not qualify as a "work made for hire" as such term is used and defined in the Copyright Law, that the Independent Contractor hereby assign and agree to assign to the Client , without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to the Client, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as the Client may request to fully and completely assign such Work and copyright therein to the Client, its successors or nominees, and that the Independent Contractor hereby appoint the Client as attorney-in-fact to execute and deliver any such documents on the Independent Contractor's behalf in the event the Independent Contractor should fail or refuse to do so within a reasonable period following the Client's request.

   10. Inventions and Patents. For purposes of this Agreement, "Inventions" includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether patentable or not and whether or not conceived or made during work hours. The Independent Contractor agrees that all Inventions conceived or made by the Independent Contractor during the tenure of the Independent Contractor with the Client belong to the Client, including, without limitation, research and product development, and projected business of the Client or its affiliated companies. Excluded from this agreement are any Inventions are that are not directly related to GGRN's business. Accordingly, the Independent Contractor will:

     10.1      Make adequate written records of such Inventions, which records will be the Client's property;

     10.2      Assign to the Client, at its request, any rights the Independent Contractor may have to such Inventions for the U. S. and all foreign countries;

     10.3      Waive and agree not to assert any moral rights the Independent Contractor-may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by the Client, and

     10.4      Assist the Client (at the Client's expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

     The Independent Contractor understand and agree that the Client or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of the Client as set forth above, and whether such an application will be abandoned prior to issuance of a patent. The Client will pay to the Independent Contractor, either during or after the term of this Agreement, the following amounts if the Independent Contractor is sole inventor, or the Independent Contractor's proportionate share if the Independent Contractor are joint inventor: $750 upon tiling of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided independent Contractor is named as an inventor in the patent.

     11. Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, the Independent Contractor agrees that violation of any of Sections 7, 8, 9 or 10 of this Agreement would cause the Client irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining the Independent Contractor from violation of the terms of this Agreement, upon any breach or threatened breach of tenure of the obligations set forth in any of Sections 7, 8, 9 or 10. The preceding sentence shall not be construed to limit the Client from any other relief or damages to which it may be entitled as a result of the Independent Contractor's breach of any provision of this Agreement, including Sections 7, 8, 9 or 10. The Independent Contractor also agree that a violation of any of Sections 7, 8, 9 or 10 would entitle the Client, in addition to all other remedies available at law or equity, to recover from the Independent Contractor any and all funds, including, without limitation, wages and salary, which will be held by the Independent Contractor in constructive trust for the Client, received by the Independent Contractor in connection with such violation.

     11. Dispute Resolution. The terms of this agreement shall be adjudicated upon in accordance with the Laws of the State of Nevada, USA and each of the parties hereto agree to atturn to the jurisdiction of the Federal Court of Nevada.

     12. Legal Fees. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys' fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

     13. Indemnification - The Client shall indemnify, defend, and hold the Independent Contractor harmless from any and all action, causes of action, claims, demands, costs, liabilities, penalties, expenses, and damages, including attorneys' fees, arising out of, resulting from., or related to any work legally performed, alleged to have been performed or which Independent Contractor is alleged to have failed to perform, whether or not Independent Contractor is a named party to any such claim, demand or action.

     14. Representation of the Independent Contractor The Independent Contractor or represents and warrants to the Client that the Independent Contractor is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Independent Contractor's performances of the covenants, services and duties provided for in this Agreement. The Independent Contractor agrees to indemnify the Client and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Independent Contractor that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such commitment, arrangement or understanding.

     15. Assignability. During the Independent Contractor's tenure this Agreement may not be assigned by either party without the written consent of the other; provided, however, that the Client may assign its rights and obligations under this Agreement without the Independent Contractor's consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon the Independent Contractor and the Independent Contractor's heirs, personal representatives and permitted assigns and on the Client, its successors and assigns.

     16. Notices. Any notice required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to the Independent Contractor at 105 Longview Avenue, White Plains, NY10605, USA. or to the President of the Client at 789 West Pender Street, Suite 1010, Vancouver, BC, Canada, BC, V7Y 1G5.

     17. Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

     18. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construe as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

     19. Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of Nevada.

     20. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the relationship between the Independent Contractor and the Client and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of the Independent Contractor's service. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by the President of the Client.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

GLOBAL GREEN SOLUTIONS INC.

By: J. DOUG FRATER
Name: J. Doug Frater
Title: President and CEO

MICHAEL GILBERT

By: MICHAEL GILBERT
Name: Michael Gilbert

EXHIBIT A
DUTIES OF INDEPENDENT CONTRACTOR

The duties to be carried out by the Independent Contractor are to be determined by the President and CEO for Global Green Solutions Inc.

The duties shall comprise but not be limited to;

a)	Responsible for business development for Global Green Solutions Inc renewable energy business strategic business unit with a primary focus on Vertigro Energy biofuel feedstock and Greensteam biomass combustion markets and customers.

b)	Provide strategic and operational support to other strategic business as determined by the CEO and COO to insure the success of Global Green Solutions Inc., its subsidiaries and joint ventures.